                                     May 28, 1998

To the Investors Listed on the
Schedule of Investors to the
SoftNet Systems, Inc. Series B Stock
Purchase Agreement dated as of
May 28, 1998

Ladies and Gentlemen:

          We have acted as counsel for SoftNet Systems, Inc., a New York corporation (the "Company"), in connection with the issuance and sale of shares of its Series B Convertible Preferred Stock pursuant to the SoftNet Systems, Inc. Series B Stock Purchase Agreement dated as of May 28, 1998 (the "Stock Purchase Agreement") among the Company and you. This opinion letter is being rendered to you pursuant to Section 7.g. of the Stock Purchase Agreement in connection with the Closing of the sale of the Series B Convertible Preferred Stock. Capitalized terms not otherwise defined in this opinion letter have the meaning given them in the Stock Purchase Agreement.

          In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Stock Purchase Agreement and upon certificates and statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion letter the genuineness of all signatures and the legal capacity of natural persons (other than persons acting on behalf of the Company), the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

          In rendering this opinion letter we have also assumed: (A) that the Stock Purchase Agreement, the Registration Rights Agreement, and the Warrants (collectively, the "Transaction Agreements") have been duly and validly executed and delivered by you or on your behalf, that each of you has the power to enter into and perform all your obligations thereunder, and that the Transaction Agreements constitute valid, legal, binding and enforceable obligations upon you; (B) that the representations and warranties made in the Stock Purchase Agreement by you are true and correct; (C) that any wire transfers, drafts or checks tendered by you will be honored; and (D) if you are a corporation or other entity, that you have filed any required state


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                                                                   May 28, 1998
                                                                         Page 2


franchise, income or similar tax returns and have paid any required state franchise, income or similar taxes.

          As used in this opinion letter, the expression "we are not aware" or the phrase "to our knowledge", or any similar expression or phrase with respect to our knowledge of matters of fact, means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm principally responsible for handling current matters for the Company (and not including any constructive or imputed notice of any information), and after an examination of documents referred to herein and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to conclude that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but without limitation, we have made no inquiries of securities holders or employees of the Company, other than such officers, and we have not reviewed, or made any independent investigation regarding, any contract, agreement or instrument to which the Company is a party or by which it is bound, other than the Transaction Agreements.

          With respect to our opinions in paragraph 3 regarding the issued and outstanding shares of Series A Preferred Stock and Common Stock, we have relied solely upon a certificate of the Company's Transfer Agent.

          This opinion letter relates solely to the laws of the State of California, the Business Corporation Law of the State of New York and the federal law of the United States and we express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

          Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Transaction Agreements or the Schedules thereto, we are of the opinion that as of the date hereof:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and the Company has the requisite corporate power and authority to own its properties and to conduct its business as described in the Company's Amended Report on Form 10-K for the fiscal year ended December 30, 1997 and is duly qualified as a foreign corporation in California.

          2. The Company has the requisite corporate power and authority to enter into and perform all of its obligations under the Transaction Agreements and to issue the Series B Preferred Stock, Warrants and Registrable Securities, in accordance with the terms thereof. Each of the foregoing has been duly and validly authorized by the Company, and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required for the Company to enter into or perform any of its obligations under the Transaction Agreements, other


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                                                                   May 28, 1998
                                                                         Page 3

than as specifically contemplated by the Transaction Agreements. Each of the Transaction Agreements has been duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by you against the Company in accordance with its terms.

          3.   The capitalization of the Company is as follows:

               (a) Preferred Stock. 4,000,000 shares of Preferred Stock, par value $.10/share (the "Preferred Stock"), of which (i) 5,000 shares have been designated Series A Convertible Preferred Stock, to our knowledge 3,062.5 of which are currently issued and outstanding, and (ii) 10,000 shares have been designated Series B Convertible Preferred Stock and some or all of which may be purchased pursuant to the Stock Purchase Agreement. The shares of Series B Convertible Preferred Stock to be purchased at the Closing have been duly authorized, validly issued, nonassessable and fully paid, and free from all taxes, liens and charges created by the Company. The respective rights, privileges, restrictions and preferences of the Series A and Series B Convertible Preferred Stock are as stated in the Company's Restated Certificate attached as Exhibit A to the Stock Purchase Agreement (the "Restated Certificate").

               (b) Common Stock. 25,000,000 shares of Common Stock, par value $.01/share (the "Common Stock") authorized, to our knowledge, 7,595,796 of which are currently issued and outstanding.

               (c) A sufficient number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the Warrants to be purchased at the Closing have been duly and validly reserved for issuance in accordance with the terms of the Transaction Agreements and, when and if issued upon such conversion in accordance with the Company's Restated Certificate or exercise in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company.

               (d) Except for (i) the conversion privileges of 3,062.5 shares of the Series A Preferred Stock, (ii) the conversion privileges of 10,000 shares of the Series B Convertible Preferred Stock, (iii) warrants to purchase 200,000 shares of Common Stock issued to you in connection with the purchase of Series B Convertible Preferred Stock, (iv) outstanding warrants and options to purchase 2,396,133 shares of Common Stock, (v) outstanding convertible debentures that are convertible into up to 537,912 shares of Common Stock and (vi) warrants to purchase 50,000 shares of Common Stock to be issued to Shoreline Pacific Institutional Finance in connection with the issuance of Series B Convertible Preferred Stock, there are no preemptive rights or, to our knowledge, options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from the Company any of the Company's equity securities.

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                                                                   May 28, 1998
                                                                         Page 4

               (e) To our knowledge, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act, except as specifically identified in Schedule 3(c) to the Stock Purchase Agreement.

          4. Neither the Restated Certificate nor the Bylaws of the Company are in violation of the New York Business Corporation law. The Company's execution and delivery of, and its performance and compliance as of the date hereof with the terms of, the Transaction Agreements and the issuance of the Series B Preferred Stock, Warrants and Registrable Securities do not violate any provision of any federal, California or New York corporate law, rule or regulation applicable to the Company or any provision of the Company's Restated Certificate or Bylaws and have not resulted and will not result in, any violation of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under) any contract, agreement, instrument, judgment, writ, decree or order known to us, which is binding upon the Company and which, individually or in the aggregate, would have a Material Adverse Effect.

          5. Other than necessary approvals that have been obtained, and such stockholder approval as may eventually be required under American Stock Exchange rules, as described in the Transaction Agreements, all consents, approvals, permits, orders or authorizations of, and all qualifications, registrations, designations or declarations with, any court, federal or New York corporate or California state governmental authority, regulatory agency, self-regulatory organization, stock exchange or market, or the stockholders of the Company or, to our knowledge, any third party pursuant to any contract, agreement or instrument binding upon the Company, on the part of the Company required in connection with the execution and delivery of the Stock Purchase Agreement and consummation at the Closing of the transactions contemplated by the Stock Purchase Agreement have been obtained, and are effective, and we are not aware of any proceedings, or written threat of any proceedings, that question the validity thereof.

          6. Based in part upon the representations of you in the Stock Purchase Agreement, the offer and sale of the Series B Convertible Preferred Stock and Warrants to you pursuant to the terms of the Stock Purchase Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), by virtue of Section 4(2) thereof.

          7. We are not aware that there is any action, suit, proceeding or governmental inquiry or investigation pending, or threatened in writing, against the Company which questions the validity of the Transaction Agreements or the right of the Company to enter into such Transaction Agreements or that would have a Material Adverse Effect on the Company on a consolidated basis, nor are we aware of any litigation pending, or threatened in writing, against the Company by reason of the proposed activities of the Company, the past employment


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                                                                   May 28, 1998
                                                                         Page 5

relationships of its officers, directors or employees, or negotiations by the Company with possible investors in the Company or its business.

          Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

               (a) The legality, validity, binding nature and enforceability of the Company's obligations under the Transaction Agreements may be subject to or limited by applicable (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally; (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of any court of competent jurisdiction in awarding specific performance or injunctive relief and other equitable remedies; and (3), without limiting the generality of the foregoing, the effect of California court decisions and statutes which indicate that provisions of the Transaction Agreements which permit any of you to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis in good faith or that it be shown that such action is reasonably necessary for your protection.

               (b) We express no opinion as to the Company's compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations.

               (c) We express no opinion concerning the past, present or future fair market value of any securities.

               (d) We express no opinion as to the enforceability under certain circumstances of any provisions prohibiting waivers of any terms of the Transaction Agreements other than in writing, or prohibiting oral modifications thereof or modification by course of dealing.

               (e) Our opinions are subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts.

               (f) We express no opinion as to the effect of any law or equitable principle that provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

               (g) We express no opinion as to the compliance of the Company, any Investor or the sale of the Series B Convertible Preferred Stock to the Investors with the provisions of the Small Business Investment Act of 1958, as amended, or any of the regulations promulgated thereunder.


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                                                                   May 28, 1998
                                                                         Page 6

               (h) We express no opinion as to the applicability or effect of any preference or similar law on the Transaction Agreements or any transaction contemplated thereby.

               (i) We express no opinion as to any provision providing for the exclusive jurisdiction of a particular court or purporting to waive objections to the laying of venue or to forum on the basis of forum non conveniens, in connection with any litigation arising out of or pertaining to the Transaction Agreements.

          This opinion letter is rendered as of the date first written above solely for your benefit in connection with the Stock Purchase Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                              Very truly yours,


                              BROBECK, PHLEGER & HARRISON LLP